Exhibit 10.7
                           IMAGINE INVESTMENTS, INC.
                          8150 NORTH CENTRAL EXPRESSWAY
                                   SUITE 1901
                               DALLAS, TEXAS 75206

October 1, 2003

Wickes Inc.

705 N. Deerpath Drive,

Vernon Hills, Illinois 60061

Attn: President and Board of Directors

         Re: $10.5 Million Loan
             ------------------

Gentlemen:

     Imagine Investments, Inc. or one of its affiliates (collectively, "Imagine") proposes to make a loan of up to $10.5 million (the "Loan") to Wickes, Inc., ("Wickes") on the terms and conditions set forth in this letter. The terms of the Loan shall be as follows:

          1. Amount. The amount of the Loan shall not exceed $10.5 Million.
             ------

          2. Term.  The Loan shall come due on July 30, 2005;  however,  Imagine
             ----
     shall have the right to extend the term of the Loan for up to one (1) additional one (1) year, at its sole discretion. The Loan may be prepaid at any time without premium or penalty, provided that in the event of prepayment the conversion or exercise rights described in Paragraph 6 shall survive until the later to occur of the one year anniversary of the maturity date of the Loan or 30 days after the date on which the Loan is repaid.

          3. Interest  Rate. The Loan shall bear interest at the rate of 10% per
             --------------
     annum, payable monthly

          4. Security.  The Loan shall be secured by a security  interest in all
             --------
     of Wickes' inventory and receivables, second in priority only to the existing bank revolving credit and term loan facility which Wickes presently has in place and which has an unpaid balance of approximately $65 Million as of the date hereof (the "Bank Loan"). It shall be a condition to the making of the Loan that the holder of the Bank Loan shall have consented to the Loan and the foregoing security interest to secure the Loan, in form and substance satisfactory to Imagine. Imagine shall not have any obligation to make the Loan unless the value, at the closing of the Loan, of Wickes' "good and current" inventory and accounts receivable securing both the Bank Loan and the Loan exceeds the balance of the Bank Loan by at least $30 Million (the "Excess Value"). Imagine and Wickes shall agree upon a formula for determining the value and eligibility of Wickes' inventory and receivables for this purpose, that must be satisfactory to Imagine in alt respects. Wickes has represented to Imagine that the value of Wickes' "good and current" inventory and accounts receivable is approximately $106 Million. Wickes shall agree not to take an additional draw on the Bank Loan if such draw would reduce the Excess Value to an amount that would be less than $30 Million. If the Excess Value were ever to be reduced or fall below $30 Million it shall be a default on the Loan. Wickes must obtain all other consents necessary for the Loan, in form and substance satisfactory to Imagine.

          5. Covenants. The Loan shall be documented in a manner consistent with
             ---------
     commercial loans of this size and nature and which shall contain numerous affirmative and negative covenants, all of which must be satisfactory to Imagine.

          6.  Conversion.  The Loan shall be convertible (at all times until the
              ----------
     extended  maturity  date of the Loan  regardless  of any  prepayment of the
     Loan) into common stock of Wickes at the rate of $1.00 of Loan balance per one (1) common share of Wickes. Alternatively, at Imagine's option, the Loan shall not be convertible, in which case at the funding of the Loan Wickes shall issue to Imagine a warrant (the "Warrant") to purchase at an exercise price of $1.00 per share a number of shares of common stock of Wickes equal to the principal amount of the Loan. Wickes shall authorize the creation of a sufficient number of common shares and shall agree to reserve such shares for the potential conversion of the Loan or exercise of the Warrant into shares of common stock of Wickes. Imagine shall not have any obligation whatsoever to exercise such conversion rights or exercise the Warrant and if it does not do so, the Loan shall remain due and payable in accordance with its terms. If prior to the repayment or conversion of the Loan or exercise of the Warrant Wickes issues any other shares of its common stock, or any instrument convertible into shares of its common stock, or any warrants, rights or the like to purchase shares of common stock of Wickes (except for the grant of options to officers, directors and employees of Wickes to purchase up to 1,000,000 shares of common stock, and the exercise of such options by, officers, directors or employees of Wickes; provided, however, that such options may not be exercised if and to the extent the exercise thereof would result in a reduction of Imagine's ownership of the outstanding common stock of Wickes to less than 50.1%, unless Imagine agrees otherwise), at a price of less than, $2.00 per common share of Wickes, the conversion or exercise price shall be reduced so that the number of shares of common stock issuable to Imagine upon conversion of the Loan or exercise of the Warrant shall represent the same percentage of issued and outstanding shares of common stock that would have been issuable to Imagine (calculated on a fully diluted basis) if shares of common stock had not been issued at a price of less than $2.00 per share. Wickes shall grant Imagine customary demand and piggyback registration rights with respect to all of the shares of Wickes common stock issued pursuant to the conversion of the Loan or the exercise of the Warrant, if either should occur, as well as all other shares of common stock of Wickes owned by Imagine. The Loan documents shall contain standard anti-dilution provisions with respect to such Wickes shares.

          7. Use. The Loan proceeds  shall not be advanced  until,  and shall be
             ---
     used solely for the purpose of funding, the closing and consummation of a tender offer or other offer to reacquire or repurchase the outstanding unsecured bonds issued by Wickes that are due in December of 2003, and which have an unpaid principal balance of $21.0 Million (the "Bonds"), at a purchase price in cash of not more than $0.50 on the dollar per Bond, or a total of $10.5 Million with respect to all of such Bonds (the "Offer"). It shall be an additional condition to Imagine's obligation to make the Loan that at least 95% of these Bonds (by dollar amount) shall have been reacquired by Wickes and cancelled, simultaneously with the finding of the Loan. It shall be within the sole discretion of Imagine whether to waive this condition, and any other of the conditions with respect to the Loan. Imagine understands that, as an alternative to the cash tender offer described above, Wickes may want to offer an exchange to the holders of the

     Bonds (the "Bondholders"); accordingly, Imagine would not object to Wickes proposing to issue new bonds in exchange for the Bonds, on the basis of not more than $1.00 of new bonds for each dollar of Bonds tendered to Wickes; the new bonds shall have a term of not less than two (2) years and shall bear interest at a rate not higher than 10% per annum. In the event any of the Bondholders accept this offer to exchange Bonds for the new bonds of Wickes, the amount of the Loan shall be reduced by $0.50 for each $1.00 of Bonds so redeemed and cancelled. Any changes in these terms shall require Imagine's consent, which consent may be withheld for any reason.

     8.  Conditions.  It shall be a  condition  to the  making  of the Loan that
         ----------
Imagine shall have reviewed and shall be satisfied in all respects with Wickes' financial condition and that no material adverse change shall have occurred with respect to Wickes. Wickes shall supply all of its financial and other data to Imagine promptly as requested. It shall be a further condition that the Loan must be funded by no later than December 12, 2003; otherwise Imagine may cancel this commitment.

     9. Loan  Documentation;  Attorneys' Fees. All of the Loan documentation for
        -------------------------------------
the Loan, shall be prepared by counsel of Imagine's choosing, and all the terms and conditions of which shall be satisfactory to Imagine in its sole discretion. Wickes agrees to pay the reasonable fees and expenses of Imagine's counsel in conjunction with negotiating and documenting the loan, whether or not the Loan is ever funded.

     10.  Confidentiality  and  Public  Announcements.  Except  as  required  by
          -------------------------------------------
applicable law or the rules of any stock exchange or NASDAQ, neither party hereto shall disclose or permit their respective officers, directors, representatives, agents or employees to disclose the terms of this letter to any third party without the prior written consent of the other party hereto; provided, however Imagine may make such disclosure to any of its affiliates and to Consolidated National Corporation and its shareholders.

     11.  Applicable  Law. This Agreement shall be governed by and construed and
          ---------------
enforced in accordance with the internal laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

     12.  Conditions.  In addition to the other  conditions set forth above, the
          ----------
proposed transactions (other then the payment of attorneys fees pursuant to paragraph 9) are subject to the approval of the board of directors of Wickes within, 3 days after the date of this letter and of the senior lenders of Wickes, and the execution of the definitive documentation evidencing the proposed transactions, subject to the terms and conditions expressed therein.

     13.  Entire   Agreement.   This  commitment   letter  contains  the  entire
          ------------------
understanding between the parties with respect to the subject matter hereof and supercedes any prior understanding or written or oral agreements between them respecting such subject matter.

     If Wickes desires to accept this commitment for the Loan as outlined in this letter, please countersign the copy of this letter where indicated below and return it to me at the address set forth above by no later than October 2, 2003.

         We look forward to hearing from you regarding this matter.



                                           Very truly yours,


                                           Imagine Investments, Inc.


                                        By:__________________________________
                                           Robert T. Shaw, President






     Wickes hereby accepts this commitment for the Loan as outlined in this letter and agrees that it is legally bound by the terms of this letter.



                                           Wickes Inc.



                                        By:  __________________________________


                                        Title: ________________________________


                                        Date:  October _, 2003